Exhibit 99.2

ARRIS PETROLEUM CORPORATION

Condensed Consolidated Financial Statements

ARRIS PETROLEUM CORPORATION

ARRIS PETROLEUM CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash and equivalents	$4,614,523	$3,720,366
Revenue receivable	6,107,520	660,452
JIB receivable	159,771	1,277,575
Due from stockholder	—	5,167,774
Affiliate receivable	129,322	—
Other current assets	241,764	414,726
Total current assets	11,252,900	11,240,893

Property and equipment
Oil and gas properties (successful efforts method)
Proved properties	144,581,234	76,050,422
Unproved properties	53,638,363	58,904,693
Other property and equipment	635,121	608,217
Accumulated depreciation, depletion, and amortization	(22,159,048)	(5,552,375)
Property and equipment, net	176,695,670	130,010,957

Other assets	454,746	—

Total assets	$188,403,316	$141,251,850

Liabilities and Stockholders’ Deficit
Current liabilities
Trade payables	$4,147,111	$15,800,636
Accrued liabilities	1,416,636	5,749,725
Revenue payable	4,303,788	421,064
Fair value of derivative instruments	375,173	—
Total current liabilities	10,242,708	21,971,425

Revolving credit facility	30,000,000	—
Asset retirement obligations	1,211,961	689,292
Total liabilities	41,454,669	22,660,717

Redeemable Convertible Senior Preferred Stock, $0.001 par value, 325,000 shares authorized, 207,182 shares issued and outstanding, liquidation preference of $237,795,093	237,795,093	192,218,143

Commitments and Contingencies (Note 7)

Stockholders’ deficit
Class A and Class B Common Stock, $0.001 par value, 210,000 shares authorized, 161,675 shares issued and outstanding	162	162
Additional paid-in capital	(30,988,209)	(17,549,895)
Accumulated deficit	(59,858,399)	(56,077,277)
Total stockholders’ deficit	(90,846,446)	(73,627,010)

Total liabilities and stockholders’ deficit	$188,403,316	$141,251,850

See notes to condensed consolidated financial statements.

ARRIS PETROLEUM CORPORATION

Condensed Consolidated Income Statements (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues
Oil revenues	$9,872,111	$781,665	$17,489,088	$1,109,002
Gas and natural gas liquids revenues	2,736,291	455,785	4,075,181	920,620
Total oil and gas revenues	12,608,402	1,237,450	21,564,269	2,029,622

Other revenue	12,006	—	18,762	—
Total revenues	12,620,408	1,237,450	21,583,031	2,029,622

Operating expenses
Lease operating expenses	1,537,485	269,220	3,039,682	609,216
Production taxes	632,961	74,824	1,060,922	125,941
Depreciation, depletion, amortization, and accretion	7,845,466	1,097,503	16,637,573	2,973,537
Workover expense	253,093	16,637	365,369	21,667
Gathering and processing expense	6,441	—	6,441	111,355
Geological and geophysical	4,788	—	6,591	1,262,558
General and administrative expense	1,193,011	1,455,244	3,673,278	3,754,834
Total operating expenses	11,473,245	2,913,428	24,789,856	8,859,108

Other income (expense)
Interest expense	(180,820)	—	(180,820)	—
Interest income	694	1,829	3,289	7,610
Loss on derivatives	(375,173)	—	(375,173)	—
Amortization of debt issuance costs	(21,621)	—	(21,621)	—
Other income	20	—	28	—
Total other income	(576,900)	1,829	(574,297)	7,610

Net income (loss)	$570,263	$(1,674,149)	$(3,781,122)	$(6,821,876)

See notes to condensed consolidated financial statements.

ARRIS PETROLEUM CORPORATION

Condensed Consolidated Statement of Changes in Stockholders’ Deficit (Unaudited)

					Additional		Total
	Class A Common Stock		Class B Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - December 31, 2015	159,797	$160	1,878	$2	$(17,549,895)	$(56,077,277)	$(73,627,010)

Other	—	—	—	—	(151)	—	(151)

Accrued dividends on Redeemable Convertible Senior Preferred Stock	—	—	—	—	(13,438,163)	—	(13,438,163)

Net loss	—	—	—	—	—	(3,781,122)	(3,781,122)

Balance - September 30, 2016	159,797	$160	1,878	$2	$(30,988,209)	$(59,858,399)	$(90,846,446)

See notes to condensed consolidated financial statements.

ARRIS PETROLEUM CORPORATION

Condensed Consolidated Statement of Changes in Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
	2016	2015

Cash flows from operating activities
Net loss	$(3,781,122)	$(6,821,876)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation, depletion, amortization, and accretion	16,637,573	2,973,537
Loss on derivative instruments	375,173	—
Amortization of debt issuance costs	21,621	—
Changes in operating assets and liabilities
Accounts receivable	(4,329,264)	(518,306)
Affiliate receivable	(129,322)	(557,561)
Other current assets	172,962	32,189
Accounts payable and accrued liabilities	(1,635,893)	203,275
Oil and gas revenue payable	3,882,724	416,591
	14,995,574	2,549,725

Net cash provided by (used in) operating activities	11,214,452	(4,272,151)

Cash flows from investing activities
Investment in oil and gas properties	(66,623,434)	(50,458,064)
Acquisition of oil and gas properties	(10,500,000)	(4,760,000)
Purchase of furniture and equipment	(26,904)	(148,770)
Net cash used in investing activities	(77,150,338)	(55,366,834)

Cash flows from financing activities
Proceeds from issuance of common stock	—	35,657
Proceeds from issuance of Redeemable Convertible Senior Preferred Stock	37,306,561	53,000,001
Redemption of Redeemable Convertible Preferred Stock	—	(830,718)
Redemption of common stock	—	(14,669)
Proceeds from borrowings on revolving credit facility	30,000,000	—
Costs related to debt issuance	(476,367)	—
Other	(151)	(95,997)
Net cash provided by financing activities	66,830,043	52,094,274

Net increase (decrease) in cash and cash equivalents	894,157	(7,544,711)

Cash and cash equivalents - beginning of period	3,720,366	23,549,819

Cash and cash equivalents - end of period	$4,614,523	$16,005,108

Supplemental disclosure of non-cash activity:

Current liabilities related to oil and gas property additions	$4,658,277	$14,446,144
Capitalized asset retirement obligations	$326,962	$301,692
Acquired asset retirement obligations	$164,807	$272,022
Accrued Redeemable Convertible Senior Preferred Stock dividends	$13,438,163	$7,613,863

Cash paid for interest	$153,969	$—

See notes to condensed consolidated financial statements.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 - Description of Business and Summary of Significant Accounting Policies

Arris Petroleum Corporation (the “Company”) is an independent energy company with substantially all of its producing oil and gas property located in the Permian Basin.

The Company was formed in the state of Delaware on October 16, 2013 with the purpose of acquiring and developing oil and gas properties located in the United States and commenced substantial operations in 2014.

Interim Financial Information

In the Company’s opinion, the accompanying condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of our financial statements for interim periods in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Accordingly, certain notes and other financial information included in audited financial statements have been condensed or omitted. The information presented in these interim period financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2015. Results of operations and cash flows for the nine months ended September 30, 2016 are not necessarily indicative of the results to be expected for the full year or any other future period.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Arris Petroleum Corporation and its wholly owned subsidiaries, Arris Operating Company, LLC; Arris Delaware Basin, LLC; Kimmeridge West Texas, LLC; and Arris Reeves Infrastructure, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The impact of oil and gas prices has a significant influence on estimates made by management. Changes in oil and gas prices directly affect the economic limits of estimated oil and gas reserves. These economic limits have significant effects upon estimated reserve quantities and valuations. These estimates are the basis for the calculation of depreciation, depletion, and amortization for the oil and gas properties and the assessment as to whether an impairment of such properties is required. In addition, significant estimates include the estimated cost and timing related to asset retirement obligations and the recoverability of unproved properties.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, and periodically throughout the period, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Accounts Receivable

The Company accrues for oil and gas sales based on actual production dates. Joint interest billings represent monthly billings to working interest owners in the properties the Company operates. These receivables are due within 30 days of billing, with a right of offset against revenues due to working interest owners in the properties. No interest is charged on past-due balances. All receivables are reviewed periodically, and appropriate actions are taken on past-due amounts, if any.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to oil and gas purchasers in the United States. Collectability of the Company’s oil and gas sales is dependent upon the financial condition of the Company’s purchasers as well as general economic conditions of the industry. As of and for the nine months ended September 30, 2016, two purchasers accounted for 87% of oil and gas sales and 86% of revenue receivables. As of and for the nine months ended September 30, 2015, two purchasers accounted for 87% of oil and gas sales.

Accounting for Oil and Gas Properties

The Company follows the successful efforts method of accounting for its oil and gas properties. The Company does not capitalize general and administrative expenses directly identifiable with such activities. Costs of unsuccessful exploration efforts are expensed in the period it is determined that such costs are not recoverable through future net revenues. Geological and geophysical costs and delay rentals are expensed as incurred. The cost of development wells are capitalized whether productive or non-productive. Upon the sale of proved properties, the cost and accumulated depletion are removed from the accounts, and any gain or loss is reflected in the consolidated statement of operations. If it is determined that the sale of proved properties did not significantly affect the units-of-production depletion rate, the sale is treated as a normal retirement with no gain or loss recognized.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Accounting for Oil and Gas Properties (continued)

Capitalized costs for unproved oil and gas properties are assessed at least annually to determine if an impairment in value needs to be recognized. There were no unproved property impairments during the nine months ended September 30, 2016 and 2015. For sales of partial interests in unproved properties, the Company treats the proceeds as a recovery of costs with no gain recognized until all costs have been recovered  No sales of unproved properties occurred during the nine months ended September 30, 2016. Depreciation, depletion, and amortization of proved oil and gas properties is calculated using the units-of-production method based on proved reserves and estimated salvage values. For the nine months ended September 30, 2016 and 2015, depletion expense was $16,481,103 and $2,914,083, respectively.

The Company assesses the recoverability of its capitalized costs for its proved oil and gas properties periodically, or when circumstances indicate there is a need for such review. To determine if a depletable unit (generally defined as an individual field) is impaired, the Company compares the carrying value of the depletable unit to the undiscounted future net cash flows by applying estimated future prices over the economic lives of the reserves. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the depletable unit will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves and the application of a discount rate commensurate with the risk associated with realizing the expected cash flows. The discount rate is a rate that management believes is representative of current market conditions and includes estimates for the risk premium. No proved property impairments were recorded during the nine months ended September 30, 2016.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from five to seven years.

Revenue Recognition

Natural gas revenues are recognized when the title and risk pass to the purchaser. The Company records its share of revenues based on its share of proceeds. The Company sells the majority of its products soon after production at various locations, including the wellhead, at which time title and risk of loss pass to the buyer.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Gas imbalances occur when the Company sells more or less than its entitled ownership percentage of total gas production. Any amount received in excess of the Company’s share is treated as a liability. If the Company receives less than its entitled share, the underproduction is recorded as a receivable. At September 30, 2016, the Company did not have any material gas imbalances.

Oil revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title is transferred, and collectibility is assured.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from depletion and impairments of oil and gas properties under the successful efforts method of accounting.

The Company’s deferred income taxes include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed for the nine months ended September 30, 2016 and 2015.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards when all performance and service conditions are probable of being satisfied (generally upon a liquidation event).

Derivative Instruments

On occasion, the Company enters into derivative contracts to mitigate the impact of oil and natural gas price fluctuations. The Company applies ASC Topic 815, Derivatives and Hedging, to these transactions. Open transactions are accounted for on a fair value basis at the balance sheet date, and any changes in fair value are included in other income or expense in the consolidated statements of operations. Cash from settled transactions are also recorded as other income or expense in the consolidated statements of operations. The Company does not have any derivative contracts designated as cash flow hedges.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 2 — Stock Purchase Agreement with PDC Energy

On August 23, 2016, the Company entered into a stock purchase agreement with PDC Energy, Inc. with an effective date of July 1, 2016 (the “Sale Agreement”). The Sale Agreement calls for payments in both privately placed shares of common stock and cash and is expected to close in the fourth quarter of 2016. Contingent upon closing, the estimated preliminary purchase price for 100% of the Company’s common stock, net of estimated preliminary closing adjustments, includes approximately $504 million of cash and 5,390,478 shares of common stock of PDC Energy, Inc. Conditioned upon closing and the determination of the final purchase price in the Sale Agreement, cash severance payments and bonus payments to employees of the Company may approximate $13.5 million at the date of close.  Management anticipates the redemption of the preferred shares and a distribution to holders of Class A and Class B shares of common stock of both cash and common stock of PDC Energy, Inc., in accordance with the governing documents (Note 10).

Note 3 - Acquisitions and Divestitures

On August 5, 2016, the Company acquired approximately 655 net acres (the “Acquired Acreage”) and interests in three well bores from an unrelated party in exchange for $10,500,000 and interests in certain acreage and surface interests. If the Company or its successor sells the Acquired Acreage within one year, the Company or its successor is obligated to pay additional consideration equal to 50% of the amount that exceeds a value of $11,000 per net acre. Conditioned upon the closing and determination of the final purchase price of the Sale Agreement, this additional consideration could approximate $4.0 million. Below is a summary of the preliminary allocation of the assets acquired and liability assumed with this transaction:

Purchase price
Cash consideration	$10,500,000
Assets contributed	19,530

Total purchase price	$10,519,530

Recognized amounts of identifiable assets and liabilities acquired
Proved oil and gas properties	$10,684,337
Asset retirement obligation assumed	(164,807)

Total identifiable net assets	$10,519,530

In September 2015, the Company entered into a purchase and sale agreement with an unrelated party to acquire the right, title, and interest in and to several oil and gas properties totaling $4,760,000. The Company recorded the estimated fair value of the identifiable assets acquired as of the acquisition date.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 3 - Acquisitions and Divestitures (continued)

Below is a summary of the assets acquired and liabilities assumed with this transaction:

Purchase price
Cash consideration	$4,760,000

Recognized amounts of identifiable assets and liabilities acquired
Proved oil and gas properties	$3,561,922
Pipeline and gas gathering equipment	951,575
Unproved properties	518,525
Asset retirement obligation assumed	(272,022)

Total identifiable net assets	$4,760,000

To determine the fair value of the proved oil and gas properties acquired in the business combinations above, the Company used an income approach based on a discounted cash flow model and made market assumptions as to future commodity prices, projections of estimated quantities of oil and natural gas reserves, expectations for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates, and risk-adjusted discount rates. The Company determined the appropriate discount rates used for the discounted cash flow analyses by using a weighted-average cost of capital from a market participant perspective plus property-specific risk premiums for the assets acquired. The pipeline and gas gathering equipment acquired is included in proved oil and gas properties and is subject to units-of-production depletion and impairment at the depletable unit.

In December 2015, the Company entered into a purchase and sale agreement with an unrelated party to divest certain unproved oil and gas properties. The properties were sold for $1,426,000 in cash, resulting in a loss of $733,000.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 4 - Fair Value Measurements

The Company applies the authoritative guidance applicable to all financial assets and liabilities required to be measured and reported at fair value on a recurring basis, as well as to non-financial assets and liabilities measured at fair value on a non-recurring basis, including impairments of proved oil and gas properties and other long-lived assets and asset retirement obligations initially measured at fair value. The fair value of an asset or liability is the amount that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in valuing the asset or liability based on the best information available in the circumstances.

Financial and non-financial assets and liabilities are classified within the valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and out of the fair value hierarchy as of the end of the reporting period in which the event or change in circumstances caused the transfer. The hierarchy is organized into three levels based on the reliability of the inputs as follows:

Level 1:                       Quoted prices in active markets for identical assets or liabilities;

Level 2:                       Quoted prices in active markets for similar assets and liabilities and inputs, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations whose inputs or significant value drivers are observable; or

Level 3:                       Unobservable pricing inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

Recurring Fair Value Measurements

The following table presents the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period ended September 30, 2016 by level within the fair value hierarchy:

Description	Level 1	Level 2	Level 3	Total

Liability
Commodity derivatives	$—	$375,173	$—	$375,173

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 4 - Fair Value Measurements (continued)

Recurring Fair Value Measurements (continued)

The Company’s commodity derivative financial instruments consist of one oil costless collar agreement and one natural gas costless collar agreement. The fair values of these derivative swap contracts are based on market prices posted on the New York Mercantile Exchange (“NYMEX”). The fair values of the agreements are determined under the income valuation technique using an option-pricing model. The valuation model requires a variety of inputs, including contractual terms, projected crude oil and natural gas market prices, volatilities, and discount rates, as appropriate. The Company’s estimates of fair value of the derivatives include consideration of the Company’s creditworthiness and the time value of money. The consideration of these factors resulted in an estimated exit-price for the derivative liability under a marketplace participant’s view. All of the significant inputs are observable, either directly or indirectly; therefore, the Company’s commodity derivative instruments are included within the Level 2 fair value hierarchy.

Non-Recurring Fair Value Measurements

The following table presents the Company’s non-financial assets and liabilities that were measured at fair value on a non-recurring basis during the period ended September 30, 2016 by level within the fair value hierarchy:

Description	Level 1	Level 2	Level 3	Total

Liability
Asset retirement obligations	$—	$—	$326,962	$326,962

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 4 - Fair Value Measurements (continued)

Non-Recurring Fair Value Measurements (continued)

Fair value used in the initial recognition of asset retirement obligations and any subsequent upward changes in estimates is determined under the income approach using the present value of expected future remediation and dismantlement costs, incorporating the Company’s best estimate of inputs used by industry participants when valuing similar liabilities. Accordingly, the fair value is based on unobservable pricing inputs and, therefore, is considered a Level 3 measurement in the fair value hierarchy. During the period ended September 30, 2016, the Company recorded asset retirement obligations of $326,962.  See Note 6 for additional information.

Other assets and liabilities not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and revenue payable. The consolidated financial statement carrying amounts of these items approximate their fair values due to their short-term nature.

Note 5 - Derivative Instruments

In July 2016, the Company entered into one oil and one gas costless collar with an unrelated party. Instruments outstanding as of September 30, 2016 were as follows:

Commodity	Settlement Month	Volumes	Floor (Purchased Put) Price	Ceiling (Sold Call) Price

Oil — WTI	October 2016	33,810 Bbls	$42.00	$45.75
Oil — WTI	November 2016	30,926 Bbls	$42.00	$45.75
Oil — WTI	December 2016	29,093 Bbls	$42.00	$45.75
Natural Gas — Henry Hub	November 2016	234,892 Mbtu	$2.10	$3.65
Natural Gas — Henry Hub	December 2016	215,413 Mbtu	$2.10	$3.65

The Company has the option to enter into a netting arrangement with the counterparty, however as of September 30, 2016 no such election has been made.

The counterparty has an intercreditor arrangement with Texas Capital Bank, accordingly, the Company is not required to post collateral since the senior revolving line-of-credit is secured by the Company’s oil and gas properties.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 6 - Asset Retirement Obligations

The Company follows the provisions of ASC Topic 410, Asset Retirement and Environmental Obligations. This topic requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the asset. The asset retirement obligations are allocated to operating expenses by using a systematic, rational method. The Company’s asset retirement obligations relate to the plugging and abandoning of its oil and gas wells and the reclamation of its well locations.

A reconciliation of the changes in the Company’s liabilities are as follows:

For the Nine Months ended September 30, 2016

Beginning asset retirement obligations	$689,292
Liabilities acquired	164,807
Liabilities incurred	326,962
Revisions	—
Accretion	30,900

Long-term asset retirement obligations	$1,211,961

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 7 - Commitments and Contingencies

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Shut-In Wells

In November 2015, the third-party gas plant servicing the Company’s wells in Culberson County was closed due to a gas processing plant explosion. As a result, those wells were shut-in temporarily pending the reopening of the plant. The gas plant was reopened during the second quarter of 2016.

Note 8 — Long Term Debt

In July 2016, the Company entered into a senior revolving line-of-credit (the “Credit Agreement”) with Texas Capital Bank with a maximum commitment of $100,000,000. The Credit Agreement had an initial borrowing base of $20,000,000, which is subject to semi-annual redeterminations. In September 2016, the borrowing base was increased to $40,000,000. As of September 30, 2016, the outstanding borrowings under this Credit Agreement were $30,000,000. Repayment of borrowings is required in the event that the redetermined borrowing base is less than outstanding borrowings or on the maturity date in July 2020. Interest accrues at either the Alternate Base Rate or LIBOR plus applicable margins ranging 2.00% to 4.00% based upon the borrowing base usage (4.02% as of September 30, 2016). The Company pays a commitment fee of 0.50% of the unused borrowing base. Amounts borrowed under the Credit Agreement are collateralized by substantially all of the Company’s assets. The Credit Agreement restricts the Company’s ability to, among other items, incur additional indebtedness, sell assets, pay dividends; and requires the Company to enter into swaps, puts, or collars representing at least 75%- 85% of projected proved developed producing volumes. The Credit Agreement contains certain financial covenants, including but not limited to, a maximum senior debt to EBITDAX (as defined in the Credit Agreement) ratio, a minimum current ratio, and a minimum interest coverage ratio. As of September 30, 2016, the Company was in compliance with all financial covenants.

Note 9 - Redeemable Convertible Senior Preferred Stock

The Company is authorized to issue up to 350,000 preferred shares, par value $0.001. Of the 350,000 preferred shares authorized, the Company has designated 325,000 shares as Redeemable Convertible Senior Preferred Stock (“Senior Preferred Stock”). On January 14, 2016 and March 14, 2016, the Company issued an additional 21,000 shares and 11,139 shares, respectively, of Redeemable Convertible Preferred Stock for $1,000 per share. As of September 30, 2016, there were 207,182 shares of Senior Preferred Stock issued and outstanding, issued at an original issuance price of $1,000 per share (“Original Issue Price”).

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 9 - Redeemable Convertible Senior Preferred Stock (continued)

At December 31, 2015, the Company had $5,167,774 recorded as due from stockholders on the accompanying consolidated balance sheet relating to shares issued in December 2015. The balance of $5,167,774 was received by the Company on January 4, 2016.

Voting

The Senior Preferred Stock holders are entitled to vote as a separate class on certain matters, including (i) any amendment to the certificate of incorporation that would adversely affect the rights and preferences of Senior Preferred Stock; (ii) adoption of a Certification of Designation with respect to any series of preferred shares; (iii) any amendment to the Bylaws of the Company proposed by the holders of the Common Stock; and (iv) consummation by the Company of any contract for a liquidation event, as defined (“Liquidation Event”). In instances where both holders of Common Stock and Senior Preferred Stock have voting rights with respect to a matter for which a vote is being taken, holders will vote as separate classes. Approval of such matter will require majority approval of each voting class.

Conversion

Holders of the Senior Preferred Stock may elect to convert some or all of the Senior Preferred Stock within 30 days after the closing of an initial public offering (“IPO”) into the class of stock in the IPO at the IPO price.

Dividends

Holders of the Senior Preferred Stock are entitled to a cumulative preferred return of 8% per annum, compounded continually on the Adjusted Capital Balance with respect to such share through the earlier of (i) the redemption date of such share or (ii) a Liquidation Event, as defined. The Adjusted Capital Balance is defined as (i) the Original Issue Price, less (ii) the aggregate amount of all distributions made by the Company with respect to such share prior to such date, if any. As of September 30, 2016, the Company recorded cumulative accrued Senior Preferred Stock dividends of $30,613,552.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 9 - Redeemable Convertible Senior Preferred Stock (continued)

Liquidation

In the event of liquidation, dissolution, or winding up of the Company, the holders of the Senior Preferred Stock will be paid in cash for each share of Senior Preferred Stock held in an amount equal to the Original Issue Price, plus all accrued unpaid dividends (the “Liquidation Preference”), before any payment is made to any Common Stock holders. If the assets of the Company available for distribution to the holders of shares of the Senior Preferred Stock are insufficient to permit payment in full to such holders of the sums that such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of the Senior Preferred Stock will be distributed among and paid to such holders ratably in proportion to the amounts that would be payable if such assets were sufficient to permit full payment.

Redemption

The Company may, but is not obligated to, redeem all or any portion of the Senior Preferred Stock at the Liquidation Preference. Upon a Liquidation Event, the Company is required to repurchase the Senior Preferred Stock with the proceeds received. Due to this conditional redemption feature, the Senior Preferred Stock has been classified outside of permanent equity (Note 2).

Note 10 - Stockholders’ Deficit

The Company is authorized to issue up to 210,000 shares of Common Stock, par value $0.001, which is divided into two classes: Class A Common Stock (“Class A Stock”) and Class B Common Stock (“Class B Stock”) (collectively, “Common Stock”). There were 159,797 shares of Class A Stock, of which management holds 7,990, and 1,878 shares of Class B Stock issued and outstanding as of September 30, 2016.

Voting

Each holder of Common Stock will be entitled to one vote for each share.

Conversion

Upon achievement of the Required Investor Return, each outstanding share of Class B Stock will be automatically converted into one Class A Stock.

If, immediately prior to the effective date of an IPO, the Required Investor Return has not been achieved, all outstanding shares of Class B Stock will automatically convert into fractional shares of Class A Stock based upon the actual rate of return achieved through that date.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 10 - Stockholders’ Deficit (continued)

Dividends

Holders of the Common Stock shall not be entitled to dividends until the Senior Preferred Stock has been redeemed at the Liquidation Preference and, after that, only when declared by the Board of Directors. When and if dividends are properly declared on the Common Stock:

a.         The holders of the outstanding shares of Class A Stock will be entitled to receive dividends with respect to each share of Class A Stock, prior to the payment of any dividend or other distribution on shares of Class B Stock, until a 30% required investor return (“Required Investor Return”) has been achieved and paid in full.  The Required Investor Return is expected to be achieved upon the closing of the Sale Agreement.

b.         Once the Required Investor Return has been achieved and paid in full, the holders of all Common Stock will be entitled to receive all further dividends from the Company.

c.          Thereafter, all dividends with respect to shares of each class of Common Stock will be paid pro rata and in like matter to all of the holders entitled thereto.

Liquidation

In the event of liquidation, dissolution, or winding up of the Company, the assets of the Company legally available to the stockholders, after payment in full of the Liquidation Preference to the Senior Preferred Stock, will be distributed to the holders of Common Stock, first to the holders of Class A Stock, until the Required Investor Return has been achieved and paid in full. Once this is achieved, the holders of Common Stock will be entitled to all residual assets of the Company pro rata without limit (Note 2).

Management Incentive Units

The Class B Stock is available to management only, and a portion of Class A Stock is also held by management (“Management Incentive Units”). The number of Class A Stock and Class B Stock shares held by management as of September 30, 2016 was 7,990. The Management Incentive Units were purchased with cash at $1.00 per share and are generally subject to vesting over four years. If subsequent issuances of Class A Stock and Class B Stock occur, management is entitled to maintain their relative percentage of Class A Stock and Class B Stock without further consideration, subject to the original vesting schedule.

ARRIS PETROLEUM CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 11 - Income Taxes

The Company has pre-tax net operating loss carryforwards as of December 31, 2015 of $25,964,982, which expire before 2036. Internal Revenue Code Section 382 imposes limitations on a Company’s ability to recognize certain deferred tax assets upon a change of control of the Company. During 2014, the Company had a change of control event under Section 382, which will limit its ability to utilize its deferred tax assets, including net operating loss carryforwards, to offset future taxable income. The approximate amount of net operating losses subject to the Section 382 limitation is $650,000.

A valuation allowance is provided when it is more likely than not that all or some of the deferred income tax assets will not be realized. Based upon cumulative losses since inception and projections of future taxable income, the Company has recorded a valuation allowance of $21,306,031 at December 31, 2015. During the three and nine months ended September 30, 2016, the effective tax rate was zero due to the full valuation allowance on the deferred tax assets. For the year ended December 31, 2016, the Company estimates the annual effective tax rate to be zero due to the full valuation allowance on the deferred tax assets.

The Company does not believe that it has any uncertain tax positions. It is the Company’s policy to recognize interest and penalties related to uncertain tax benefits in income tax expense.

Note 12 - Related Party Transactions

In June 2016, the Company and an affiliate of a stockholder (“Stockholder Affiliate”) entered into a services agreement whereby the Company will be charged up to $2,450 per day of services provided to the Company by a group of employees of the Stockholder Affiliate. This agreement can be terminated with 10 days’ notice.

In June 2016, the Company and an investee company of a stockholder (“Stockholder Investee Company”) entered into a services agreement whereby the Company may charge the Stockholder Investee Company up to $6,850 per day of services provided to the Stockholder Investee Company by a group of employees of the Company. This agreement can be terminated with 10 days’ notice.  As of September 30, 2016, the Company had a receivable form the Stockholder Investee Company of $129,322.

Note 13 - Subsequent Events

As of December 2, 2016, there were no other material subsequent events that required recognition or disclosure in the consolidated financial statements other than those previously disclosed.